Exhibit 99.1

Marizyme Enters into Co-Development Agreement with Qualigen Therapeutics for the Commercialization of FDA-Cleared DuraGraft™

JUPITER, FL, April 16, 2024 (GLOBE NEWSWIRE) — via NewMediaWire — Marizyme, Inc. (“Marizyme”, OTCQB: MRZM) announces today a Co-Development Agreement (the “Agreement”) with Qualigen Therapeutics, Inc. (“Qualigen”) (NASDAQ: QLGN) to advance the commercialization of Marizyme’s first-in-class FDA cleared product, DuraGraft™.

DuraGraft™ was granted a De Novo – FDA Clearance on October 4, 2023, from the U.S. Food and Drug Administration (FDA). DuraGraft™ is labeled for use as a vascular conduit solution indicated for adult patients undergoing Coronary Artery Bypass Grafting (CABG) surgeries and is intended for the flushing and storage of the saphenous vein grafts used in CABG surgery. According to the Society of Thoracic Surgeons, there are over 500,000 CABG procedures performed annually in the U.S., representing a major market for this commercial-ready product.

Pursuant to the Agreement, Qualigen will help support the commercial launch in the United States of DuraGraft™, including post-clearance clinical studies to advance the use of DuraGraft™ in the U.S., by providing up to $1.5 million in funding over the next several months for these purposes. In return, Qualigen will receive a share of Marizyme’s gross profit on future U.S. sales of the product, capped at a 2X return on Qualigen’s invested capital. Qualigen has also purchased an exclusive negotiation period ending May 31, 2024, for purposes of proposing and outlining a broader strategic relationship between the two companies.

David Barthel, CEO of Marizyme, stated: “This is an exciting opportunity for Marizyme to accelerate the commercialization of DuraGraft™. In addition to the non-dilutive funding that Qualigen will provide, we believe strongly in the importance of this technology and commercial potential for DuraGraft™ in the United States, and look forward to building this strategic relationship.”

Michael Poirier, CEO of Qualigen, stated: “We are thrilled to be supporting the Marizyme team. This agreement provides Qualigen with participation in an FDA-cleared commercialization project with a visible path to revenue generation in the short term. It also allows us the flexibility to broaden this relationship over the next four months.”

About Marizyme

Marizyme, Inc. is a medical technology company changing the landscape of cardiac care by delivering innovative solutions for coronary artery bypass graft (CABG) surgery. Marizyme’s first in-class product, DuraGraft™, was granted a de novo clearance on October 4, 2023, from the U.S. Food and Drug Administration (FDA). DuraGraft™, with its CE Mark, continues to drive sales growth for Marizyme internationally in Europe and Asia, and will now target the U.S. market to drive further utilization and sales.

For more information about Marizyme, please visit www.marizyme.com.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Until the sale of its diagnostic business in 2023, Qualigen had a 20+ year history developing, marketing and selling medical devices in the United States and internationally. Currently, Qualigen’s investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. QN-302 is currently in a Phase 1a clinical trial. The preclinical compounds within Qualigen’s family of Pan-RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers.

For more information about Qualigen Therapeutics, Inc., please visit www.qlgntx.com.

Forward-Looking Statements

This news release contains forward-looking statements by Marizyme and Qualigen Therapeutics (the “Companies”) that involve risks and uncertainties and reflect the Companies’ judgment as of the date of this release. These statements include those related to the Companies’ prospects and strategy for development of the Companies’ medical devices and therapeutic drug candidates. Actual events or results may differ materially from the Companies’ expectations. The Companies’ stock prices could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Potential risks include, not are not limited to, the failure of Marizyme to fully commercialize its products, failure to properly price or market the products in the United States, the need for additional funding to complete studies, manufacturing and other important tasks to sell the products, safety concerns with the use of the product, regulatory delays, and other similar risks. Additional information concerning these and other risk factors affecting each of the Company’s business can be found in the respective Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Companies disclaim any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Harrison Ross, Marizyme, Inc.
561-433-6626
Hross@marizyme.com

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